Exhibit 5.1

99 Bishopsgate London EC2M 3XF United Kingdom Tel: +44(0)20.7710.1000 Fax +44(0)20.7374.4460 www.lw.com
FIRM / AFFILIATE OFFICES

12 June 2015 Sand Holdco PLC c/o Legalinx Limited 1 Fetter Lane London EC4A 1BR United Kingdom	Abu Dhabi Barcelona Beijing Boston Brussels Century City Chicago Doha Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid	Milan Moscow Munich New Jersey New York Orange County Paris Riyadh Rome San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Re:	Sand Holdco PLC – Registration Statement on Form S-4 Exhibit 5.1

Ladies and Gentlemen:

We have acted as English legal advisers to Sand Holdco PLC, a company incorporated in England and Wales (the “Company”) in connection with:

(a)	(i) the proposed merger of Sorin S.p.A., a joint stock company organised under the laws of Italy (“Sorin”), with and into the Company, with the Company continuing as the survivor (the “Sorin Merger”), and (ii) immediately following the Sorin Merger, the proposed merger of Cypher Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), with and into Cyberonics, Inc., a Delaware corporation (“Cyberonics”), with Cyberonics continuing as the survivor and a wholly-owned subsidiary of the Company (the “Cyberonics Merger” and, together with the Sorin Merger, the “Mergers”), in each case, pursuant to a definitive transaction agreement dated 23 March 2015 between Cyberonics, Sorin, the Company and Merger Sub (the “Transaction Agreement”); and

(b)	the preparation and filing of the registration statement on Form S-4 (File No. 333-203510) (such registration statement, as amended, including the documents incorporated by reference therein, the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “SEC”) pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”).

Pursuant to the Transaction Agreement and as set out in the Registration Statement, it is proposed that (i) in the Sorin Merger, each Sorin ordinary share (other than the Excluded Sorin Shares (as defined below)) will be converted into the right to receive 0.0472 ordinary shares of £1 each in the capital of the Company (the “Shares”) and (ii) in the Cyberonics Merger, each share of Cyberonics common stock (other than the Excluded Cyberonics Shares (as defined below)) will be converted into the right to receive one Share (such Shares together, the “Merger Consideration Shares”).

Latham & Watkins is the business name of Latham & Watkins (London) LLP, a registered limited liability partnership organised under the laws of New York and authorised and regulated by the Solicitors Regulation Authority (SRA No. 203820). A list of the names of the partners of Latham & Watkins (London) LLP is open to inspection at its principal place of business; 99 Bishopsgate, London EC2M 3XF, and such persons are either solicitors, registered foreign lawyers or European lawyers. We are affiliated with the firm Latham & Watkins LLP, a limited liability partnership organised under the laws of Delaware.

The “Excluded Sorin Shares” are (i) all Sorin ordinary shares held in the treasury of Sorin or owned of record by the Company, Merger Sub or Cyberonics or any of their respective wholly-owned subsidiaries immediately prior to the effective time of the Sorin Merger; and (ii) all Sorin ordinary shares for which cash exit rights have been exercised and perfected in accordance with Italian law. The “Excluded Cyberonics Shares” are all shares of Cyberonics common stock held in the treasury of Cyberonics or owned of record by Sorin, the Company, or Merger Sub or any of their respective wholly-owned subsidiaries immediately prior to the effective time of the Cyberonics Merger.

1.	INTRODUCTION

1.1	Purpose

In connection with the Registration Statement, we have been asked to provide an opinion on certain matters, as set out below. We have taken instruction in this regard solely from the Company.

1.2	Defined terms and headings

In this letter:

(a)	capitalised terms used without definition in this letter or the schedules hereto have the meanings assigned to them in the Registration Statement unless a contrary indication appears; and

(b)	headings are for ease of reference only and shall not affect interpretation.

1.3	Legal review

For the purpose of issuing this letter, we have reviewed only the following documents and conducted only the following enquiries and searches:

(a)	an online search at Companies House in respect of information available for inspection about the Company conducted on 12 June 2015;

(b)	an enquiry by telephone at the Central Index of Winding Up Petitions, London on 12 June 2015 at 10:51 a.m. (London time) ((a) and (b) together, the “Searches”);

(c)	copies of the minutes of the meetings of the board of directors of the Company held on 20 February 2015, 17 April 2015, 20 April 2015 and 29 April 2015;

(d)	a written resolution of the shareholders of the Company passed on 17 April 2015;

(e)	copies of the certificate of incorporation of the Company dated 20 February 2015, and the certificate of incorporation on re-registration as a public limited company dated 17 April 2015;

(f)	a certified copy of the current articles of association of the Company and a copy of the articles of association of the Company proposed to be adopted upon completion of the Mergers; and

(g)	a copy of the draft Registration Statement initially filed with the SEC on 20 April 2015, and Amendment No. 1 to the Registration Statement filed with the SEC on 12 June 2015.

1.4	Applicable law

This letter, the opinions given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinions given in it, are governed by, and to be construed in accordance with, English law and relate only to English law as applied by the English courts as at today’s date. In particular:

(a)	we have not investigated the laws of any country other than England and we assume that no foreign law affects any of the opinions stated below; and

(b)	we express no opinion in this letter on the laws of any jurisdiction other than England.

1.5	Assumptions and reservations

The opinions given in this letter are given on the basis of each of the assumptions set out in Schedule 1 (Assumptions) and are subject to each of the reservations set out in Schedule 2 (Reservations) to this letter. The opinions given in this letter are strictly limited to the matters stated in paragraph 2 (Opinions) below and do not extend, and should not be read as extending, by implication or otherwise, to any other matters.

2.	OPINION

Subject to paragraph 1 (Introduction) and the other matters set out in this letter and its Schedules, and subject further to the following:

(a)	the Registration Statement, as finally amended, having become effective under the Securities Act;

(b)	the Sorin Merger having been approved by Sorin (as the sole shareholder of the Company) and the stockholders of Sorin and all other actions, consents or orders necessary to implement the Sorin Merger pursuant to the Directive on Cross-Border Mergers of Limited Liability Companies (2005/56/EC) of the European Parliament and the Council of the European Union and, in the case of the Company, the Companies (Cross-Border Mergers) Regulations 2007, as amended, and, in the case of Sorin, Articles 2501ff of the Italian Civil Code and the Italian Legislative Decree 30 May 2008, No. 108 having been taken, received or made, as applicable;

(c)	the Cyberonics Merger having been approved by the stockholders of Cyberonics and all other actions, consents or orders necessary to implement the Cyberonics Merger in accordance with the General Companies Law of the State of Delaware having been taken, received or made, as applicable;

(d)	the Company in general meeting duly and validly having resolved (i) as an ordinary resolution to authorise the board of directors of the Company pursuant to section 551 of the Companies Act 2006 to allot shares in the Company credited as fully paid up, up to an aggregate nominal amount equal to such number as is required to effect the Mergers pursuant to the Transaction Agreement, and (ii) as a special resolution to empower the directors of the Company pursuant to section 570 of the Companies Act 2006 to allot such shares free of the restrictions in section 561 of the Companies Act 2006, and such resolutions remaining in full force and effect and not having been rescinded or amended;

(e)	the directors of the Company having validly resolved to allot the Merger Consideration Shares at a duly convened and quorate meeting of the board of directors of the Company and such board resolutions being in full force and effect and not having been rescinded or amended; and

(f)	valid entries having been made in relation to the allotment and issue of the Merger Consideration Shares in the books and registers of the Company,

it is our opinion that, as at today’s date, the Merger Consideration Shares, if and when issued and delivered as described in the Registration Statement, will be duly and validly authorised and issued, fully paid or credited as fully paid (subject to the receipt of valid consideration by the Company for the issue thereof in connection with the Mergers) and will not be subject to any call for payment of further capital.

3.	EXTENT OF OPINIONS

We express no opinion as to any agreement, instrument or other document other than as specified in this letter or as to any liability to tax which may arise or be suffered as a result of or in connection with the Mergers or the transactions contemplated thereby.

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter our opinion.

4.	DISCLOSURE AND RELIANCE

This letter is addressed to you solely for your benefit in connection with the Registration Statement. We consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This letter may not be relied upon by you for any other purpose, and, other than as set out above, may not be furnished to, or assigned to or relied upon by any other person, firm or entity for any purpose, without our prior written consent, which may be granted or withheld in our discretion.

Yours faithfully

LATHAM & WATKINS

SCHEDULE 1

ASSUMPTIONS

The opinions in this letter have been given on the basis of the following assumptions:

(a)	The genuineness of all signatures, stamps and seals on all documents, the authenticity and completeness of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies;

(b)	that, where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen;

(c)	that the contents of the Certificate are correct in all respects and the attachments to the Certificate are complete, accurate and up to date and will remain so as at the date of allotment and issue of the Merger Consideration Shares (the “Allotment Date”);

(d)	that the proposed articles of association of the Company examined by us are adopted without amendment prior to the Allotment Date;

(e)	that all documents, forms and notices which should have been delivered to the Companies Registration Office in respect of the Company have been so delivered, that the results of the Searches are complete and accurate, that the position has not changed since the times at which the Searches were made and that the results of the Searches will remain complete and accurate as at the Allotment Date;

(f)	that the proceedings and resolutions described in the minutes of the meetings of the board of directors of the Company provided to us in connection with the giving of this opinion were duly conducted as so described, and that each of the meetings referred to therein was duly constituted, convened and conducted and all constitutional, statutory and other formalities were duly observed (including, if applicable, those relating to the declaration of directors’ interests or the power of interested directors to vote), a quorum was present throughout, the requisite majority of directors voted in favour of approving the resolutions and the resolutions passed thereat were duly adopted, have not been revoked or varied and remain in full force and effect and will remain so as at the Allotment Date;

(g)	that the resolution of the shareholders of the Company provided to us in connection with the giving of this opinion was duly passed as a written resolution of the Company, all constitutional, statutory and other formalities were observed and such resolution has not been revoked or varied and will not be revoked or varied prior to the Allotment Date and remains in full force and effect and will remain in full force and effect as at the Allotment Date;

(h)

that the Transaction Agreement and all obligations thereunder have been entered into and the Merger Consideration Shares will be allotted and issued in good faith and on bona fide commercial terms and on arms’ length terms and for the purpose of carrying on the business of the Company and that there are reasonable grounds for believing that the entry into of the Transaction Agreement and the allotment and issue of the Merger Consideration Shares will promote the success of the Company for the benefit of its members as a whole; and

(i)	that the Company has not taken any corporate or other action nor have any steps been taken or legal proceedings been started against the Company for the liquidation, winding up, dissolution, reorganisation or bankruptcy of, or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer of, the Company or all or any of its assets (or any analogous proceedings in any jurisdiction) and the Company is not unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986 and will not become unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated herein, is not insolvent and has not been dissolved or declared bankrupt (although the Searches gave no indication that any winding-up, dissolution or administration order or appointment of a receiver, administrator, administrative receiver or similar officer has been made with respect to the Company).

SCHEDULE 2

RESERVATIONS

The opinions in this letter are subject to the following reservations:

(a)	The Searches are not capable of revealing conclusively whether or not a winding-up or administration petition or order has been presented or made, a receiver appointed, a company voluntary arrangement proposed or approved or any other insolvency proceeding commenced. We have not made enquiries of any District Registry or County Court;

(b)	the opinions set out in this letter are subject to (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act 1986 (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory;

(c)	we express no opinion as to matters of fact; and

(d)	it should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement, or that no material facts have been omitted from it.